Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of RichSpace Acquisition Corp. of our report dated May 5, 2021, except for Note 4 and 7 which are dated July 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of RichSpace Acquisition Corp. as of April 23, 2021 and for the period from March 17, 2021 (date of inception) through April 23, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

September 3, 2021